2350 North Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY COMPANY ANNOUNCES SALE OF
OKLAHOMA PROPERTIES

Company Sells Oklahoma Properties to Focus on Areas of Greater Return

        Houston, Texas - November 19, 2002...Southwestern Energy Company (NYSE: SWN) today announced the closing of the sale of its Mid-Continent properties in Oklahoma. The Company sold its non-strategic Oklahoma properties for a total of $26.9 million to a privately held firm.

        The sale properties are located predominantly in the Sho-Vel-Tum area of southern Oklahoma, the Anadarko Basin in western Oklahoma and the Sooner Trend of northwest Oklahoma. Total proved reserves for the properties were estimated at 33 Bcf equivalent (Bcfe), of which 24.7 Bcfe was classified as proved developed producing. The properties included over 700 oil and gas wells that were producing approximately 6.5 million cubic feet equivalent per day net to Southwestern's interest. The effective date of the sale was October 1, 2002.

        "The sale of these non-core assets allows us to focus our efforts on areas where we can create the most value for our shareholders," said Harold Korell, Southwestern's Chairman, President and Chief Executive Officer. "We continue to focus on discounted value added per dollar invested and believe that the combination of our activities in the Arkoma Basin, East Texas and South Louisiana will yield positive results."

        Southwestern Energy Company is primarily focused on natural gas and is engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

        All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the Company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the Company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the Company's control. A discussion of these and other factors affecting the Company's performance is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K/A for the year ended December 31, 2001.

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